Exhibit 2.2

Execution Version

FIRST AMENDMENT TO THE

BUSINESS COMBINATION AGREEMENT

This First Amendment (this “First Amendment”) to the Business Combination Agreement, dated as of September 14, 2022 (the “Business Combination Agreement”), by and among (i) Maxpro Capital Acquisition Corp., a Delaware corporation (together with its successors, the “SPAC”), (ii) Apollomics Inc., a Cayman Islands exempted company (the “Company”) and (iii) Project Max SPAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, is made as of February 9, 2023. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

WHEREAS, Section 11.7 of the Business Combination Agreement provides that the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the SPAC and the Company; and

WHEREAS, the parties hereto desire to amend the terms and conditions of the Business Combination Agreement as set forth below, as of the date hereof.

NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Amendment to Section 2.7. Section 2.7(b) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

(b)    Company Ordinary Shares. Immediately after the Pre-Closing Conversion and before the Effective Time: each Company Ordinary Share that is issued and outstanding immediately after the Pre-Closing Conversion will be converted into a number of Company Class B Ordinary Shares equal to the Exchange Ratio (the “Share Split”); provided that if the board of directors of the Company determines in good faith as necessary or advisable to satisfy the condition set forth in Section 8.1(g) (Nasdaq Listing) following consultation with the SPAC, each Company Ordinary Share that is issued and outstanding immediately after the Pre-Closing Conversion will instead be converted into a number of Company Class A Ordinary Shares and Company Class B Ordinary Shares, with the sum of such Company Class A Ordinary Shares and Company Class B Ordinary Shares equal to the Exchange Ratio; provided, further, that no fraction of a Company Class B Ordinary Share (or Company Class A Ordinary Share, if applicable) will be issued by virtue of the Share Split, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Class B Ordinary Share (or Company Class A Ordinary Share, if applicable) (after aggregating all fractional Company Class B Ordinary Shares (or Company Class A Ordinary Shares, if applicable) that otherwise would be received by such Company Shareholder pursuant to the Share Split) shall instead be entitled to receive such number of Company Class B Ordinary Shares (and Company Class A Ordinary Shares, if applicable) to which such Company Shareholder would otherwise be entitled, rounded to the nearest whole Company Class B Ordinary Share (or Company Class A Ordinary Share, if applicable). Notwithstanding anything to the contrary, without the SPAC’s prior written consent, the total number of Company Class A Ordinary Shares issued pursuant to this Section 2.7(b) shall in no event exceed 3,100,000. The Company will take all necessary corporate actions to effectuate the Share Split, including by passing a special resolution of the Company.

Section 2. Effect of this First Amendment. Except as otherwise set forth in this First Amendment, the provisions, representations, warranties, covenants and conditions of the Business Combination Agreement shall remain unchanged by the terms of this First Amendment, and shall remain in full force and effect in accordance with their respective terms, and are hereby ratified, approved and confirmed in all respects. In the event of any conflict or inconsistency between the terms of this First Amendment and the terms of the Business Combination Agreement, the terms of this First Amendment shall control. From and after the date of this First Amendment, all references to the Business Combination Agreement (whether in the Business Combination Agreement or this First Amendment) shall refer to the Business Combination Agreement as amended by this First Amendment.

Section 3. Miscellaneous Provisions. The parties hereto hereby agree that the provisions and obligations set forth in Sections 11.2 (Binding Effect; Assignment), 11.3 (Third Parties), 11.4 (Governing Law; Jurisdiction), 11.5 (WAIVER OF JURY TRIAL), 11.6 (Severability), 11.10 (Interpretation) and 11.11 (Counterparts) of the Business Combination Agreement shall apply, mutatis mutandis, to this First Amendment.

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IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment as of the day and year first above written.

The SPAC:

MAXPRO CAPITAL ACQUISITION CORP.

By:	/s/ Hung-Jung (Moses) Chen
Name:	Hong-Jung (Moses) Chen
Title:	Chief Executive Officer

[Signature Page to First Amendment to Business Combination Agreement]

The COMPANY:

APOLLOMICS INC.

By:	/s/ Guo-Liang Yu
Name:	Guo-Liang Yu
Title:	Chief Executive Officer

[Signature Page to First Amendment to Business Combination Agreement]